Exhibit 16.1

KPMG
Audit
1 Stokes Place
St. Stephen’s Green
Dublin 2
Ireland

8 July 2014

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Innocoll GmbH prior to their registration. On February 6, 2014, we resigned. We have read Innocoll GmbH’s statements regarding the change in certifying accountant included in its Registration Statement on Form F-1, and we agree with such statements.

Very truly yours,

KPMG

KPMG, an Irish partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International
Cooperative (“KPMG International”), a Swiss entity